EX. 99.28(d)(4)(iv)

Amendment

to the Investment Sub-Advisory Agreement Among

Jackson National Asset Management, LLC,

BlackRock International Limited, and

Jackson Variable Series Trust

This Amendment is made by and among Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and BlackRock International Limited, a corporation existing under the laws of Scotland and registered investment adviser (the “Sub-Adviser”), and Jackson Variable Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, the Adviser, the Sub-Adviser, and the Trust (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to an investment portfolio of the Trust, as listed on Schedule A to the Agreement.

Whereas, the Parties have agreed to amend the following sections of the Agreement:

Section 1. “Appointment.”

Section 2. “Delivery of Documents.”

Section 4. “Custody of Assets.”

Section 10. “Limitation of Liability.”

Section 12. “Duration and Termination.”

Section 17. “Notices.”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

i.	The second paragraph in Section 1. “Appointment.” is hereby deleted and replaced in its entirety with the following:

Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. For the purposes of the rules of the Financial Conducts Authority (the “FCA”) of the United Kingdom (the “FCA Rules”) and based on information obtained in respect of the Adviser, the Adviser will be treated by the Sub-Adviser as a professional client. Adviser has the right to request a different categorization at any time from Sub-Adviser. However, Sub-Adviser only provides services to professional clients and will no longer be able to provide services to Adviser in the event of a request for change of categorization. The Sub-Adviser represents and warrants that it is authorized and regulated by the FCA, of 25 The North Colonnade, Canary Wharf, London E14 5HS, in the conduct of its investment business.

ii.	Sub-Paragraph a) in Section 2. “Deliveryof Documents.” is hereby deleted and replaced in its entirety with the following:

a)
the Trust’s Agreement and Declaration of Trust, as filed with the Secretary of State of The Commonwealth of Massachusetts on September 7, 2011 and subsequently amended and restated on April 27, 2015, and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

iii.	Section 4. “Custodyof Assets.” is hereby deleted and replaced its entirety with the following:

4.
Custody of Assets. Title to all investments shall be held in the name of the Funds, provided that for convenience in buying, selling and exchanging securities (stocks, bonds, commercial paper, etc.), title to such securities may be held in the name of the Trust’s custodian bank, or its nominee. All cash and the indicia of ownership of all other investments shall be held by the Trust’s custodian bank. Sub-Adviser shall not act as custodian of the assets held in the Funds and shall at no time have the right to physically possess the assets of the Funds or have the assets registered in its own name or the name of its nominee, nor shall Sub-Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Funds. In accordance with the preceding sentence, Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Funds. All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian. The Sub-Adviser shall not be liable for any act or omission of such custodian, except by reason of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, fraud, reckless disregard or willful misconduct in connection with any actions that Sub-Adviser has taken or should have taken with respect to the custodian. Adviser acknowledges that Sub-Adviser does not hold Client Money and/or Safe Custody Assets for Adviser or the Trust under the rules, guidance, principles and other provisions contained in the Client Asset Sourcebook in the FCA’s Handbook.

iv.	The following shall be inserted as sub-paragraph f) in Section 10. “Limitationof Liability.”:

f)	Nothing in this Agreement shall exclude or restrict any duty or liability to Adviser which Sub-Adviser may have under the FCA Rules.

v.	Section 12. “Duration and Termination.” is hereby deleted and replaced its entirety with the following:

12.
Duration and Termination. This Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, the initial term will continue in effect through December 31, 2015. Thereafter, if not terminated as to a Fund, this Agreement will continue for successive periods of 12 months through December 31, 2017, and thereafter will continue from year to year through September 30th for each Fund covered by this Agreement, as listed on Schedule A, provided that each such continuation is specifically approved at least annually (i) by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, and (ii) also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.) Sections 10 and 11 herein shall survive the termination of this Agreement.

vi.	Section 17. “Notices.” is hereby deleted and replaced its entirety with the following:

17.
Notices and Communications. Any notice under this Agreement shall be in writing, addressed and delivered or mailed (postage prepaid) or sent via electronic mail or facsimile to the other party at such address as designated herein.

a)	To Adviser:
Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: Chief Legal Officer
E-mail: JNAMLegal@jackson.com

b)	To Sub-Adviser:
BlackRock
1 University Square
Attention: Kerri Berneck
Princeton, NJ 08540

c)	Tothe Trust:
Jackson Variable Series Trust
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: Chief Legal Officer
E-mail: JNAMLegal@jackson.com

In accordance with the foregoing, Adviser hereby consents to receive notices via e-mail to Adviser’s e-mail address set out above. Although Adviser does not impose any additional charges for electronic delivery, Adviser may, of course, incur costs associated with Adviser’s electronic access, such as usage charges from Adviser’s Internet access providers. Adviser may revoke its election to receive such notice via e-mail at any time by written notice to the Sub-Adviser requesting that Sub-Adviser send notices via facsimile or in hardcopy via the postal service to the address set out above or as notified to the Sub-Adviser by Adviser from time to time. Telephone conversations between the Adviser and Sub-Adviser, where required by the FCA Rules, will be recorded.

With respect to Sub-Adviser’s Form ADV Part 2 and other communications and information from the Sub-Adviser, other than notices required under this Agreement, each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include the use of e-mail, the internet or other electronic means, in the place of paper communications. The parties acknowledge that instructions or communications conveyed by electronic methods such as facsimile or e-mail are not secure forms of communication and may accordingly give rise to higher risks of manipulation or attempted fraud. Adviser acknowledges that Sub-Adviser may not encrypt or digitally sign any information transferred by internet e-mail nor shall Sub-Adviser be required to verify any communications received from Adviser by e-mail, provided that the Sub-Adviser reasonably believes such communications to be genuine.

vii.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

viii.
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

ix.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective December 13, 2017.

Jackson National Asset Management, LLC		BlackRock International Limited

By:	/s/ Mark D. Nerud	By:	/s/ Cathy Carnegie
Name:	Mark D. Nerud	Name:	Cathy Carnegie
Title:	President and CEO	Title:	Managing Director

Jackson Variable Series Trust		BlackRock International Limited

By:	/s/ Adam C. Lueck	By:	/s/ Elliot Hughes
Name:	Adam C. Lueck	Name:	Elliot Hughes
Title:	Assistant Secretary	Title:	Director